Contacts:	Arizona:	Texas:	New York:
	Larry Seay	Jane Hays	Chris Tofalli
	CFO & Vice President-Finance	Vice President-Corp. Develop	Broadgate Consultants
	(480) 609-3330	(972) 612-8085	(212) 232-2222

MERITAGE CORPORATION COMPLETES ACQUISITION OF
CITATION HOMES OF SOUTHERN CALIFORNIA

     Scottsdale, Arizona and Dallas (January 7, 2004) – Meritage Corporation (NYSE: MTH) announced today that it has completed the purchase of the homebuilding assets of Orange County-based Citation Homes of Southern California. As of December 31, 2003, Citation controlled approximately 900 lots in the Inland Empire market.

     “The Citation acquisition is an important step in our growth strategy as it allows us to enter Metropolitan Los Angeles, the second largest US single-family housing market,” said Steve Hilton, Co-Chairman and Co-Chief Executive Officer of Meritage. “Consistent with our business plan and past acquisitions, we expect to rapidly grow Citation’s business in Southern California and anticipate this acquisition to be accretive to earnings in 2004, with approximately 175 closings generating approximately $50 million in revenue,” concluded Hilton.

     Scott Allen, President of Citation Homes of Southern California, will remain with the company as Division President, along with Tracy Allen Friedmann as Director of Marketing. Tony Allen, current Chief Executive Officer of Citation, will serve as a consultant to the company.

About Meritage Corporation

     Meritage Corporation designs, builds and sells distinctive single-family homes ranging from entry-level to semi-custom luxury and has built approximately 28,000 homes in its 18 year history. The Company was ranked 11th in Fortune magazine’s September 2003 “Fastest Growing Companies in America” list, its third appearance on this list. In addition, Meritage was named as the 14th largest builder in the U.S. for 2002 by Builder magazine in their May 2003 issue. The Company has been included in THE BLOOMBERG 100 “HOT STOCKS”, compiled

Citation Homes Acquisition / 2

by Bloomberg Personal Finance Magazine and has been ranked 4th by Forbes magazine in its “200 Best Small Companies in America”. Meritage operates in the Phoenix and Tucson, Arizona markets under the Monterey Homes, Hancock Communities and Meritage Homes brand names, in the Dallas/Ft. Worth, Austin, Houston and San Antonio, Texas markets as Legacy Homes, Hammonds Homes and Monterey Homes, in the East San Francisco Bay and Sacramento, California markets as Meritage Homes, in the Inland Empire, California market as Citation Homes of Southern California and in Las Vegas, Nevada as Perma-Bilt Homes. The Meritage web site is located at: www.meritagehomes.com. NYSE, Symbol: MTH.

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Citation Homes of Southern California is not affiliated with Citation Homes of Northern or Central California

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     This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include statements concerning our anticipation of the Citation acquisition being accretive to Meritage’s earnings in 2004 and the number of closings and anticipated revenue for Citation in 2004. These statements are based upon the current beliefs and expectations of our management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements.

     With respect to the Citation Homes acquisition, these uncertainties include: the risks that the Citation Homes business will not be integrated successfully; the risk that Citation’s performance during 2004 will not be as good as it has been since 2002 or as good as anticipated in 2004; that the market and financing synergies anticipated from the acquisition may not be fully realized or may take longer to realize than expected; that unanticipated expenses and liabilities may be incurred; and that the combined companies will lose key employees or supplies.

     Our business is subject to a number of risks and uncertainties including: the strength and competitive pricing of the single-family housing market; demand for and acceptance of our homes; changes in the availability and pricing of real estate in the markets in which we operate; our ability to continue to acquire additional land or options to acquire additional land on acceptable terms; general economic slow downs; consumer confidence, which can be impacted by economic and other factors such as terrorism, war, or threats thereof and changes in stock prices; the impact of construction defect and home warranty claims; the cost and availability of insurance, including the availability of insurance for the presence of mold; interest rates and changes in the availability and pricing of residential mortgages; our lack of geographic diversification; our level of indebtedness and our ability to raise additional capital when and if needed; our ability to take certain actions because of restrictions contained in the indenture for our senior notes and the agreement for our senior unsecured credit facility; legislative or other initiatives that seek to restrain growth in new housing construction or similar measures; the success of our program to integrate existing operations with any new operations or those of past or future acquisitions; our success in locating and negotiating favorably with possible acquisition candidates; our ability to expand pre-tax margins; our dependence on key personnel and the availability of satisfactory subcontractors; the impact of inflation; our potential exposure to natural disasters; new accounting policies or principles or governmental or stock exchange regulations that could affect our corporate governance or accounting methods; and other factors identified in documents filed by us with the Securities and Exchange Commission, including those set forth in our Form 10-K Report for the year ended December 31, 2002 under the captions “Market for the Registrant’s Common Stock and Related Stockholder Matters – Factors That May Affect Future Stock Performance” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Factors That May Affect Our Future Results and Financial Condition” and in Exhibit 99.1 of Meritage’s Form 10-Q for the quarter ended September 30, 2003. As a result of these and other factors, the Company’s stock and note prices may fluctuate dramatically.

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